Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for Dominion Transmission and Hope Gas Union Savings Plan, Dominion Peoples Gas Union Savings Plan, Dominion East Ohio West Ohio Gas Division Union Savings Plan, and Dominion East Ohio Gas Union Savings Plan of our reports dated February 26, 2008 relating to the consolidated financial statements of Dominion Resources, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of Dominion Resources. Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Richmond, Virginia
March 27, 2008